                          U.S. PHYSICAL THERAPY, INC.

                OFFER TO PURCHASE FOR CASH UP TO 500,000 SHARES
                    OF ITS COMMON STOCK AT $11.00 PER SHARE

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|           THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE          |
|       AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, AUGUST 10, 2000,       |
|                        UNLESS THE OFFER IS EXTENDED.                        |
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           U.S. Physical Therapy, Inc., a Nevada corporation, hereby offers to purchase shares of its common stock, $.01 par value per share, at a price of $11.00 per share in cash, which we refer to as the "purchase price." Our offer is made upon the terms and subject to the conditions set forth herein and in the related letter of transmittal. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements, as the "offer."

           We are offering to purchase a total of 500,000 shares of our common stock. All shares of our common stock properly tendered and not validly withdrawn will be purchased at the purchase price, subject to the terms and the conditions of the offer, including the proration and conditional tender provisions. All shares of our common stock purchased by us in the offer will be purchased for $11.00 per share in cash. All shares of our common stock not purchased pursuant to the offer, including shares not purchased because of proration or conditional tenders, will be returned at our expense to you or to other persons at your direction. We reserve the right, in our sole discretion, to purchase more than 500,000 shares of our common stock pursuant to the offer. See Sections 1 and 15.

           THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES OF OUR COMMON STOCK BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

           NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE HAVE BEEN ADVISED THAT NONE OF OUR DIRECTORS AND ONLY ONE OF OUR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

           Shares of our common stock are listed and traded on The Nasdaq Stock Market Inc. National Market under the symbol "USPH." As of July 6, 2000, the closing price of our common stock, as reported on The Nasdaq National Market, was $10.375 per share. We urge you to obtain current market quotations for our common stock. See Section 8.

           You should direct questions or requests for assistance or for additional copies of this offer to purchase or the letter of transmittal to
J. Michael Mullin, Chief Financial Officer, U.S. Physical Therapy, Inc., 3040 Post Oak Blvd., Suite 222, Houston, Texas 77056 (telephone:
(713) 297-7000).

                                                            July 11, 2000

                       IMPORTANT STOCKHOLDER INFORMATION

           If you wish to tender all or any part of your shares of common stock registered in your name, you should follow the instructions described in
Section 3 carefully, including completing and signing a letter of transmittal (or a facsimile thereof) in accordance with the instructions in the letter of transmittal and either mailing or delivering it with your share certificates and any other required documents, to Continental Stock Transfer & Trust Company, the Depositary.

           If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the nominee if you desire to tender your shares and request that the nominee tender them for you.

           If you desire to tender shares of common stock and your certificates for such shares cannot be delivered to the Depositary or you cannot comply with the procedure for book-entry transfer or your other required documents cannot be delivered to the Depositary, in any case, by the expiration of the offer, you must tender your shares pursuant to the guaranteed delivery procedure set forth in Section 3.

           To properly tender shares, you must validly complete the letter of transmittal.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

                               SUMMARY TERM SHEET

           This summary highlights the most material information from this offer to purchase. To understand the offer fully and for a more complete description of the terms of the offer, you should read carefully this entire offer to purchase and related letter of transmittal. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

o  WHAT SECURITIES ARE WE OFFERING TO PURCHASE?

We are offering to purchase 500,000 shares of our common stock or any lesser number of shares that stockholders properly tender in the offer. If more than 500,000 shares are tendered, all shares tendered will be purchased on a pro rata basis, except for "odd lots" which will be purchased on a priority basis. (Page 8)


o  HOW MUCH WILL WE PAY YOU FOR YOUR SHARES AND IN WHAT FORM OF PAYMENT?

We will pay $11.00 per share in cash for each share we purchase pursuant to the offer. All shares purchased will be purchased at this price. We will not offer, nor will we pay, different prices to different stockholders.

Stockholders whose shares are purchased in the offer will be paid the purchase price, net in cash, without interest, as soon as practicable after the expiration of the offer period. Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. (Page 8)


o  DO WE HAVE THE FINANCIAL RESOURCES TO PAY YOU FOR YOUR SHARES?

We expect to fund the purchase of shares pursuant to the offer and the payment of related fees and expenses from available cash on hand and from the proceeds of a $2.5 million term loan facility we have entered into with the Southwest Bank of Texas N.A.

The offer is not subject to our receipt of any additional financing. (Page 21)


o WHEN DOES THE OFFER EXPIRE? CAN WE EXTEND THE OFFER, AND IF SO, HOW WILL YOU BE NOTIFIED?

The offer expires Thursday, August 10, 2000, at 5:00 p.m., New York City time, unless it is extended by us.

Yes, we may extend the offer at any time but we cannot assure you that the offer will be extended or, if extended, for how long.

If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. (Page 32)

o  WHAT IS THE PURPOSE OF THE OFFER?

The offer is being made because our board of directors determined that the offer constitutes a prudent use of our financial resources, given our business profile, assets and current market price. Our board of directors also believes that our financial condition and outlook and current market conditions, including recent trading prices of our common stock, make this an attractive time to repurchase a portion of the outstanding shares. Accordingly, the offer is consistent with our long term corporate goal of increasing stockholder value. After the offer is completed, we believe that our financial condition, access to capital and outlook for continued favorable cash flow generation will allow us to continue to reinvest in our business, including the ongoing expansion of the number of clinics in operation. (Page 10)


o  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

Our obligation to accept for payment, purchase or pay for any shares tendered depends upon a number of conditions, including:

   o No legal action shall have been threatened, pending or taken, that might adversely affect the offer.

   o No significant decrease in the price of our common stock or in the price of equity securities generally, or any adverse changes in the U.S. stock markets or credit markets, shall have occurred during this offer.

   o No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during the offer.

   o No one shall have proposed, announced or made a tender or exchange offer (other than this offer), merger, business combination or other similar transaction involving us. (Page 18)


o  HOW DO YOU TENDER YOUR SHARES?

If you decide to tender your shares, you must either:

   o Deliver your shares by mail, physical delivery or book-entry transfer, and deliver a completed and signed letter of transmittal or an Agent's Message to the Depositary before 5:00 p.m. on Thursday, August 10, 2000; or

   o If your share certificates are not immediately available for delivery to the Depositary, comply with the guaranteed delivery procedure before 5:00 p.m. on Thursday, August 10, 2000.

If you have any questions, you should contact your broker for assistance. (Page 12)


o  DURING WHAT PERIOD OF TIME CAN YOU WITHDRAW PREVIOUSLY TENDERED SHARES?

You may withdraw your tendered shares at any time before 5:00 p.m. on Thursday, August 10, 2000. If the offer is extended by us beyond that time, you may withdraw your tendered shares at any time until the expiration of the offer. In addition, unless we accept your tendered shares for payment before 12:00 midnight, New York City time, on Tuesday, September 5, 2000, you may withdraw your tendered shares at any time after September 5, 2000. (Page 15)


o IN WHAT ORDER WILL TENDERED SHARES BE PURCHASED? WILL TENDERED SHARES BE PRORATED?

First, we will purchase shares from all holders of "Odd Lots" of 99 shares or less who properly tender all of their shares; and

Second, after purchasing all shares from the "Odd Lot Holders," we will then purchase shares from all other stockholders who properly tender shares on a pro rata basis, subject to the conditional tender provisions described in Section 6.

Consequently, if the offer is oversubscribed then all of the shares that you tender in the offer may not be purchased. (Page 9)

o  WHEN WILL YOU BE PAID FOR YOUR SHARES PURCHASED IN THE OFFER?

We anticipate that the Depositary will begin to mail checks for shares we purchase within seven to ten business days after the expiration of the offer, but we do not know exactly when you will receive these checks. (Page 16)


o WILL YOU HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAXES ON YOUR SHARES PURCHASED IN THE OFFER?

You will not be obligated to pay brokerage fees or commissions, or, except as set forth in Instruction 7 to the letter of transmittal, transfer taxes on the sale of shares pursuant to the offer. If you hold your shares with your broker you may be required by such broker to pay a service charge or other fee. (Pages 6, 17)

o  WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

Neither we nor our board of directors makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must decide whether to tender your shares and, if so, how many shares to tender.

We have been advised that none of our directors and only one of our executive officers intends to tender shares pursuant to the offer. (Pages 11, 26)


o  WHAT IS THE RECENT MARKET PRICE OF YOUR SHARES?

As of July 6, 2000, the closing price of our common stock, as reported on The Nasdaq National Market, was $10.375 per share.

You are urged to obtain current market quotations for the shares. (Page 20)


o  WILL YOU HAVE TO PAY TAXES IF WE PURCHASE YOUR SHARES IN THE OFFER?

Generally, your sale of shares pursuant to the offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws.

You are urged to consult with your own tax adviser to determine the tax consequences of participating in the offer. (Page 28)

o  WHO SHOULD YOU CONTACT IF YOU HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you may contact:

           J. Michael Mullin, Chief Financial Officer
           U.S. Physical Therapy, Inc.
           3040 Post Oak Blvd., Suite 222
           Houston, Texas 77056
           (telephone: (713) 297-7000)

                                                          TABLE OF CONTENTS

SECTION                                                                   PAGE
-------                                                                   ----

SUMMARY TERM SHEET........................................................   1
TABLE OF CONTENTS.........................................................   5
FORWARD LOOKING STATEMENTS................................................   5
INTRODUCTION..............................................................   6
THE OFFER.................................................................   8
1.    Number of shares; Proration.........................................   8
2.    Purpose of the offer; Certain effects of the offer..................  10
3.    Procedures for tendering shares.....................................  12
4.    Withdrawal rights...................................................  15
5.    Purchase of shares and payment of purchase price....................  16
6.    Conditional tender of shares........................................  17
7.    Certain conditions of the offer.....................................  18
8.    Price range of shares; Dividends....................................  20
9.    Source and amount of funds..........................................  21
10.   Certain information concerning us...................................  22
11.   Interests of directors and officers; Transactions and arrangements concerning shares..................................................  26
12.   Effects of the offer on the market for shares; Registration under the Exchange Act...................................................  27
13.   Certain legal matters; Regulatory approvals.........................  27
14.   Certain federal income tax consequences.............................  28
15.   Extension of offer; Termination; Amendment..........................  32
16.   Fees and expenses...................................................  33
Miscellaneous.............................................................  34
APPENDIX A................................................................ A-1

                           FORWARD LOOKING STATEMENTS

           This offer to purchase contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. When used in this offer to purchase, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on our current views and assumptions and involve risks and uncertainties that include, among other things, general economic, business, and regulatory conditions, competition, federal and state regulations, availability, terms and use of capital, environmental issues and weather. Some or all of the factors are beyond our control.

                                  INTRODUCTION

           U.S. Physical Therapy, Inc., a Nevada corporation, hereby offers to purchase shares of its common stock, $.01 par value per share, at a price of $11.00 per share in cash, which we refer to as the "purchase price." Our offer is made upon the terms and subject to the conditions set forth herein and in the related letter of transmittal. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements, as the "offer."

           We are offering to purchase a total of 500,000 shares of our common stock. All shares of our common stock properly tendered and not validly withdrawn will be purchased for $11.00 per share, subject to the terms and the conditions of the offer, including the proration and conditional tender provisions. We reserve the right, in our sole discretion, to purchase more than 500,000 shares of our common stock pursuant to the offer. See Sections 1 and 15.

           THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES OF OUR COMMON STOCK BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

           NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE HAVE BEEN ADVISED THAT NONE OF OUR DIRECTORS AND ONLY ONE OF OUR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

           Upon the terms and subject to the conditions of the offer, if, at the expiration of the offer more than 500,000 shares of common stock are properly tendered and not validly withdrawn, we will buy shares first from all Odd Lot Holders (as defined below) who properly tender all such shares and then, subject to procedures for conditional tenders described in Section 1, on a pro rata basis from all other stockholders who properly tender (and do not withdraw them prior to the expiration of the offer). See Section 1.

           You will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the letter of transmittal, transfer taxes on the sale of shares pursuant to the offer. If you hold your shares with your broker you may be required by such broker to pay a service charge or other fee. You will probably be subject to federal income tax on the receipt of cash for shares of common stock purchased by us pursuant to the offer. In addition, if you fail to complete, sign and return to the Depositary the IRS Substitute Form W-9 that is included with the letter of transmittal you may be subject to required backup federal income tax withholding of 31% of the gross proceeds payable to you pursuant to the offer, and certain non-U.S. stockholders may be subject to a 30% income tax withholding. See Section 14. We will pay all fees and expenses of the Depositary incurred in connection with the offer. See
Section 16.

           The offer is being made because our board of directors determined that the offer constitutes a prudent use of our financial resources, given our business profile, assets and current market price. Our board of directors also believes that our financial condition and outlook and current market conditions, including recent trading prices of our common stock, make this an attractive time to repurchase a portion of the outstanding shares. Accordingly, the offer is consistent with our long term corporate goal of increasing stockholder value. After the offer is completed, we believe that our financial condition, access to capital and outlook for continued favorable cash flow generation will allow us to continue to reinvest in our business, including the ongoing expansion of the number of clinics in operation.

            The offer provides stockholders who are considering a sale of all or a portion of their shares of common stock with the opportunity to receive a predetermined, fixed price for their shares and, subject to the terms and conditions of the offer, to sell those shares for cash without the usual transaction costs associated with market sales. The offer also allows stockholders to sell a portion of their shares while retaining a continuing equity interest in us. In addition, the offer may give stockholders the opportunity to sell shares at prices greater than market prices prevailing prior to announcement of the offer. Stockholders who determine not to accept the offer will realize a proportionate increase in their relative equity interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future.

           As of July 10, 2000, we had issued and outstanding 3,285,609 shares of common stock. The 500,000 shares of common stock that we are offering to purchase pursuant to the offer represent approximately 15.2% of the outstanding shares. The common stock is listed and traded on The Nasdaq National Market under the symbol "USPH." As of July 6, 2000, the closing price of the common stock, as reported on The Nasdaq National Market, was $10.375 per share.

           YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK. SEE SECTION 8.

THE OFFER

1.         NUMBER OF SHARES; PRORATION.

           Upon the terms and subject to the conditions of the offer, we will purchase 500,000 shares of common stock or such lesser number of shares as are properly tendered (and not validly withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at a price of $11.00 per share in cash. The term "Expiration Date" means 5:00 p.m., New York City time, on Thursday, August 10, 2000, unless and until we, in our sole discretion, shall have extended the period of time during which the offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the offer.

           We reserve the right to purchase more than 500,000 shares pursuant to the offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "SEC"), we may purchase pursuant to the offer an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the offer. See Section 15. If:

          (a) we increase or decrease the price to be paid for shares or we increase or decrease the number of shares being sought in the offer and, in the event of an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and

          (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in
              Section 15,

then the offer will be extended until the expiration of such period of ten business days.

           For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

           In the event of an over-subscription of the offer as described below, shares tendered prior to the Expiration Date will be subject to proration and conditional tender provisions, except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

           All shares of common stock properly tendered and not validly withdrawn will be purchased for $11.00 per share, subject to the terms and the conditions of the offer, including the proration and conditional tender provisions.

           All shares of common stock tendered and not purchased pursuant to the offer, including shares of common stock not purchased because of proration or conditional tender, will be returned to you (or to another person specified by you) at our expense as promptly as practicable following the Expiration Date.

           Priority of Purchases. Upon the terms and subject to the conditions of the offer, if more than 500,000 shares of common stock (or such greater number of shares as we may elect to purchase pursuant to the offer) have been properly tendered and not validly withdrawn prior to the Expiration Date, we will purchase properly tendered shares in the following order of priority:

           (a) first, all shares tendered and not validly withdrawn prior to the Expiration Date by any Odd Lot Holder who:

                     (1) tenders all shares of common stock beneficially owned by such Odd Lot Holder (tenders of less than all shares owned by such stockholder will not qualify for this preference); and

                     (2) completes the box captioned "Odd Lots" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery;

           (b) second, after purchase of all of the foregoing shares in item
(a) above, all shares tendered properly and unconditionally and not validly withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described below;

           (c) third, all shares conditionally tendered in accordance with
Section 6 for which the condition was satisfied; and

           (d) fourth, if necessary, shares conditionally tendered for which the condition was not satisfied initially selected by lot at random in accordance with Section 6.

           Odd Lots. For purposes of the offer, the term "Odd Lots" shall mean all shares of common stock properly tendered prior to the Expiration Date and not validly withdrawn by any person who owns, beneficially or of record, an aggregate of 99 or fewer shares of common stock (an "Odd Lot Holder") (and so certified in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery). In order to qualify for this preference, an Odd Lot Holder must tender all such shares of common stock in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders. Any stockholder wishing to tender all of such stockholder's common stock pursuant to this Section should complete the box captioned "Odd Lots" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. See Instruction 8 to the letter of transmittal.

           We also reserve the right, but will not be obligated, to purchase all shares of common stock duly tendered by any stockholder who tendered all such shares owned, beneficially or of record, and who, as a result of proration, would then own, beneficially or of record, an aggregate of 99 or fewer shares of common stock. If we exercise this right, we will increase the number of shares of common stock that we are offering to purchase by the number of shares of common stock purchased through the exercise of the right.

           Proration. If proration of tendered shares is required, we will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering shares, other than Odd Lot Holders, shall be based on the ratio of the number of shares of common stock tendered by such stockholder (and not validly withdrawn) to the total number of shares tendered by all stockholders, other than Odd Lot Holders, (and not validly withdrawn), subject to the conditional tender provisions described in
Section 6. Because of the difficulty in determining the number of shares properly tendered (including shares tendered by guaranteed delivery procedures, as described in Section 3) and not validly withdrawn, and because of the odd lot procedure, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until approximately seven (7) to ten (10) business days after the Expiration Date. The preliminary results of any proration will be announced by press release as soon as practicable after the Expiration Date. Stockholders may obtain such preliminary information from us and may be able to obtain such information from their brokers or financial advisors.

           As described in Section 14, the number of shares of common stock that we will purchase from a stockholder may affect the federal income tax consequences to the stockholder of such purchase and, therefore, may be relevant to the stockholder's decision whether to tender shares. The letter of transmittal affords each tendering stockholder the opportunity to designate the order of priority in which shares of common stock tendered are to be purchased in the event of proration and the opportunity to make a tender of all of the stockholder's shares conditioned upon the purchase of all or a specified minimum number of the shares.

           This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of common stock and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of the common stock.


2.         PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

           The offer is being made because our board of directors determined that the offer constitutes a prudent use of our financial resources, given our business profile, assets and current market price. Our board of directors also believes that our financial condition and outlook and current market conditions, including recent trading prices of our common stock, make this an attractive time to repurchase a portion of the outstanding shares. Accordingly, the offer is consistent with our long term corporate goal of increasing stockholder value. After the offer is completed, we believe that our financial condition, access to capital and outlook for continued favorable cash flow generation will allow us to continue to reinvest in our business, including the ongoing expansion of the number of clinics in operation.

           The offer provides stockholders who are considering a sale of all or a portion of their shares of common stock with the opportunity to receive a predetermined, fixed price for their shares and, subject to the terms and conditions of the offer, to sell those shares for cash without the usual transaction costs associated with market sales. The offer also allows stockholders to sell a portion of their shares while retaining a continuing equity interest in us. In addition, the offer may give stockholders the opportunity to sell shares at prices greater than market prices prevailing prior to announcement of the offer. Stockholders who determine not to accept the offer will realize a proportionate increase in their relative equity interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future.

            We expect to fund the purchase of shares pursuant to the offer and the payment of related fees and expenses from available cash on hand and from the proceeds of a $2.5 million term loan facility we have entered into with the Southwest Bank of Texas N.A.

           The offer is not subject to our receipt of any additional financing.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT YOUR OWN INVESTMENT AND TAX ADVISERS AND MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE HAVE BEEN ADVISED THAT NONE OF OUR DIRECTORS AND ONLY ONE OF OUR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

           We may in the future purchase additional shares of common stock on the open market, in private transactions, through tender offers or otherwise. Any additional purchase may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits us and our affiliates from purchasing any shares of common stock, other than pursuant to the offer, until at least ten business days after the Expiration Date. Any possible future purchases by us will depend on many factors, including the results of the offer, the market price of the shares, our business and financial position and general economic and market conditions.

           Shares we acquire pursuant to the offer will be canceled and returned to the status of authorized but unissued stock and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of Nasdaq or any other securities exchange on which the shares are then listed) for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased pursuant to the offer.

3.         PROCEDURES FOR TENDERING SHARES.

           Proper Tender of Shares. In order for your shares to be tendered properly pursuant to the offer:


          (a) the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof), including any required signature guarantees and any other documents required by the letter of transmittal, must be received prior to 5:00 p.m., New York City time, on the Expiration Date by the Depositary at 2 Broadway, New York, New York 10004; or

          (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

           In addition, Odd Lot Holders who tender all such shares must complete the box captioned "Odd Lots" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1, except in the case of certain tenders made pursuant to the book-entry procedures described in Section 3. See Instruction 8 of the letter of transmittal.

           If you hold your shares through a broker or a bank, you are urged to consult with such broker or bank to determine whether transaction costs may apply if you tender through them and not directly to the Depositary.

           To prevent backup federal income tax withholding of 31% of the gross proceeds, and, in the case of certain foreign stockholders, to prevent a 30% withholding tax, you must complete the forms specified in Section 14 and include them with your letter of transmittal. See Section 14.

           If any tendered shares are not purchased or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the offer or, in the case of shares tendered by book-entry transfer at The Depositary Trust Company, which we refer to as DTC, such shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to such stockholder.

           Signature Guarantees and Method of Delivery. No signature guarantee is required if:

          (a) the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the letter of transmittal; or

          (b) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the letter of transmittal.

           If a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, or stock power guaranteed by an Eligible Institution.

           In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary's account at DTC as described below), a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof) and any other documents required by the letter of transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

           Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the offer at DTC within two business days after the date of this offer to purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the shares by causing such facility to transfer shares into the Depositary's account in accordance with DTC's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at DTC, either:

          (a) a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message, and any other required documents must be transmitted to and received by the Depositary at 2 Broadway, New York, New York 10004 prior to the Expiration Date; or

          (b) the guaranteed delivery procedure described below must be followed.

           The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the confirmation which states that DTC has received an express acknowledgement from the DTC participant tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participation.

DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

           Guaranteed Delivery. If a stockholder desires to tender shares of common stock pursuant to the offer and such stockholder's share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

           (a)  such tender is made by or through an Eligible Institution;

           (b) the Depositary receives by hand, mail, telegram or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this offer to purchase, including (where required) a signature guarantee by an Eligible Institution; and

           (c) the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of such shares into the Depositary's account at DTC), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the letter of transmittal, are received by the Depositary within three Nasdaq trading days after the date of receipt by the Depositary of such notice of guaranteed delivery.

           Stock Option Plans. We are not offering, as part of the offer, to purchase any of the options outstanding under our Stock Option Plans and tenders of such options will not be accepted. Holders of options who wish to participate in the offer may exercise their options and purchase shares of common stock and then tender such shares pursuant to the offer, provided that any such exercise of an option and tender of shares is in accordance with the terms of the Stock Option Plan and the options. An exercise of an option cannot be revoked even if the shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason. We have been advised that none of our directors and only one of our executive officers intends to exercise options and tender such shares pursuant to the offer. See
Section 11, Interests of Directors and Officers; Transactions and Arrangements Concerning Shares.

           Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares of common stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us, in our sole discretion, and our determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares of common stock that we determine are not in appropriate form or the acceptance for payment of or payments for which may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. No one, including us, the

Depositary or any other person, shall be obligated to give notice of any defects or irregularities in tenders, nor shall anyone incur any liability for failure to give any such notice.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US. ANY SUCH DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

           Your Representation and Warranty; Our Acceptance Constitutes an Agreement. Your tender of shares of common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that
(a) you have a net long position in the shares being tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (b) the tender of such shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by law (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) shares tendered or (b) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire such shares for tender by conversion, exchange or exercise and
(ii) will deliver or cause to be delivered such shares in accordance with the terms of the offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

           OUR ACCEPTANCE FOR PAYMENT OF YOUR SHARES OF COMMON STOCK TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND US UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.


4.         WITHDRAWAL RIGHTS.

           You may only withdraw your tendered shares in accordance with the provisions of this Section 4.

           You may withdraw your tendered shares at any time before 5:00 p.m. on Thursday, August 10, 2000. If the offer is extended by us beyond that time, you may withdraw your tendered shares at any time until the expiration of the offer. In addition, unless we accept your tendered shares for payment before 12:00 midnight, New York City time, on Tuesday, September 5, 2000, you may withdraw your tendered shares at any time after September 5, 2000.

           For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at 2 Broadway, New York, New York 10004. Any such notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder (if different from that of the person who tendered such shares), the number of shares tendered and the number of shares to be withdrawn. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution). If shares of common stock have been tendered pursuant to the procedure for book-entry tender set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and otherwise comply with the procedures of DTC. No one, including us, the Depositary or any other person, shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall anyone incur any liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding.

           Withdrawals may not be rescinded and any shares withdrawn will thereafter be deemed not properly tendered for purposes of the offer unless such withdrawn shares are properly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

           If we extend the offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.


5.         PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

           Upon the terms and subject to the conditions of the offer, as promptly as practicable following the Expiration Date, we will accept for payment and pay for (and thereby purchase) shares of common stock properly tendered and not validly withdrawn prior to the Expiration Date. We will pay $11.00 per share in cash for each share we purchase pursuant to the offer. All shares purchased will be purchased at this price. We will not offer, nor will we pay, different prices to different stockholders.

           For purposes of the offer, we will be deemed to have accepted for payment (and therefore purchased) shares of common stock that are tendered and not validly withdrawn (subject to the proration and conditional tender provisions of the offer) only when, as and if we give oral or written notice to the Depositary of our acceptance of such shares for payment pursuant to the offer.

           We will pay for the shares purchased pursuant to the offer by depositing the aggregate purchase price of such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

           In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven (7) to ten (10) business trading days after the Expiration Date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned (or, in the case of shares tendered by book-entry transfer, such shares will be credited to the account maintained with DTC by the participant therein who delivered such shares) to the tendering stockholder at our expense as promptly as practicable after the Expiration Date without expense to the tendering stockholders. Under no circumstances will interest on the purchase price be paid by us by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the offer. See Section 7.

           We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the letter of transmittal.

IF YOU OR YOUR DESIGNATED PAYEE FAIL TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY, THE IRS SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL YOU MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO YOU OR YOUR DESIGNATED PAYEE PURSUANT TO THE OFFER. SEE SECTION 14. ALSO SEE SECTION 14 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. STOCKHOLDERS.


6.         CONDITIONAL TENDER OF SHARES.

           Under the circumstances set forth in Section 1 above, we may prorate the number of shares of common stock we purchase pursuant to the offer. As discussed in Section 14, the number of shares of common stock to be purchased from a particular stockholder might affect the tax consequences of such purchase to such stockholder and such stockholder's decision whether to tender. Accordingly, if a stockholder tenders all shares of common stock he or she beneficially owns, the stockholder may tender shares subject to the condition that a specified minimum number, if any, must be purchased. Any stockholder wishing to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. It is the tendering stockholder's responsibility to calculate such minimum number of shares and each stockholder is urged to consult his or her own tax advisor. If the effect of accepting tenders on a pro rata basis is to reduce the number of shares to be purchased from any stockholder below the minimum number so specified, such tender will automatically be deemed withdrawn, except as provided in the next paragraph, and shares tendered by such stockholder will be returned as soon as practicable after the Expiration Date.

           However, if so many conditional tenders would be deemed withdrawn that the total number of shares to be purchased falls below 500,000, then, to the extent feasible, we will select enough of such conditional tenders, which would otherwise have been deemed withdrawn, to purchase such desired number of shares. In selecting among such conditional tenders, we will select by lot at random and will limit our purchase in each case to the designated minimum number of shares of common stock to be purchased. Conditional tenders will be selected by lot only from stockholders who conditionally tender all of their shares of common stock.


7.         CERTAIN CONDITIONS OF THE OFFER.

           Notwithstanding any other provision of the offer, we shall not be required to accept for payment, purchase or pay for any shares of common stock tendered and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares of common stock tendered, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after July 11, 2000 and prior to the time of payment for any such shares (whether any shares of common stock have previously been accepted for payment pursuant to the offer) any of the following events shall have occurred (or shall have been determined by us to have occurred) and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of such event or events makes it inadvisable to proceed with the offer or with such acceptance for payment or payment:

           (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the offer, the acquisition of some of all of the shares pursuant to the offer or otherwise relates in any manner to the offer; or (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

           (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer; (ii) delay or restrict the ability of us, or render us unable, to accept for payment or pay for some or all of the shares; (iii) materially impair the contemplated benefits of the offer to us; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

           (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in the shares; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured from the close of business on July 10, 2000;

           (d) a tender or exchange offer with respect to some or all of the shares (other than the offer), or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that (i) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before July 10, 2000);
(ii) any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before July 10, 2000, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of common stock; or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott- Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities; or

           (e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

           The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the time we accept shares for payment. We may waive them, in whole or in part, at any time and from time to time prior to the time we accept shares for payment, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.


8.         PRICE RANGE OF SHARES; DIVIDENDS.

           Our common stock is traded on The Nasdaq National Market. The following table sets forth, for the quarters indicated, the high and low trading prices per share of our common stock.

                                                          HIGH          LOW
                                                          ----          ---
2000 Quarter Ended
September 30, 2000 (through July 6, 2000)                $10.875      $10.375
June 30, 2000..........................................   10.75         8.75
March 31, 2000.........................................    9.531        8.00

1999 QUARTER ENDED
------------------
December 31, 1999......................................    9.625        7.25
September 30, 1999.....................................    9.4375       7.75
June 30, 1999..........................................    9.375        7.50
March 31, 1999.........................................    9.50         7.50

1998 QUARTER ENDED
------------------
December 31, 1998......................................   10.125        7.00
September 30, 1998.....................................   14.375        8.50
June 30, 1998..........................................   13.50        11.25
March 31, 1998.........................................   12.50        10.50


           As of July 6, 2000, the closing price of our common stock, as reported on The Nasdaq National Market, was $10.375 per share. Since inception, we have not declared or paid cash dividends on our equity securities, and we do not anticipate that we will pay cash dividends in the foreseeable future. We intend to retain earnings to finance our operations.

YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

9.         SOURCE AND AMOUNT OF FUNDS.

           Assuming we purchase 500,000 shares of common stock pursuant to the offer at a purchase price of $11.00 per share, we expect the maximum aggregate cost to purchase shares and to pay related fees and expenses to be approximately $5.6 million. We expect to fund the purchase of shares pursuant to the offer and the payment of related fees and expenses from available cash on hand and from the proceeds of a $2.5 million term loan facility we have entered into with the Southwest Bank of Texas N.A.

           Pursuant to the terms of the agreement, the Southwest Bank of Texas has provided an unsecured, three year $2.5 million term loan at an interest rate equal to the Southwest Bank of Texas prime rate plus 0.50%. In connection with the closing of this term loan, we paid the Southwest Bank of Texas an origination fee of $6,250. The repayment schedule for the loan requires us to pay interest only on a monthly basis from closing until December 31, 2000. Beginning March 31, 2000, we are required to make quarterly payments of $250,000 principal plus accrued interest, with all remaining principal and unpaid accrued interest due at maturity. The preceding summary of the term loan is qualified in its entirety by reference to the text of the loan agreement which has been included as an exhibit to the amended Schedule TO filed by us with the SEC on July 11, 2000. Copies of the amended Schedule TO, the loan agreement and the other exhibits included therewith or incorporated by reference therein may be obtained from the SEC in the manner provided in
Section 10 under "Additional Information."

           The offer is not subject to our receipt of any additional financing.

           We expect to repay the borrowings incurred to finance our purchase of shares pursuant to the offer through funds generated by our operations.

10.        CERTAIN INFORMATION CONCERNING US.

GENERAL

           We operate outpatient physical and occupational therapy clinics in partnership with physical and occupational therapists which provide post-operative care and treatment for a variety of orthopedic-related disorders and sports-related injuries. At March 31, 2000, we operated 119 outpatient physical and occupational therapy clinics in 29 states. The clinics provide post-operative care and treatment for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries, rehabilitation of injured workers and preventative care. Each clinic's staff typically includes one or more licensed physical and/or occupational therapists and office personnel, and may also include physical and/or occupational therapy assistants, aides, exercise physiologists and athletic trainers. The clinics perform a tailored and comprehensive evaluation of each patient which is followed by a treatment plan specific to their type of injury. The clinics' business primarily originates from physician referrals. The principal sources of payment for the clinics' services are commercial health insurance, workers' compensation insurance, managed care programs, Medicare and proceeds from personal injury cases.

           While we are committed to the partnership program as our core business, we have begun to manage physical therapy facilities for third parties, including physician practices, with seven such third-party facilities under management as of March 31, 2000. We believe that with physician groups facing declining incomes, the opportunity for enhancing the physicians' income through the ownership of in-house physical therapy facilities professionally managed is becoming increasingly attractive.

           We were formed in June 1990 and operated as a subchapter S corporation until August 1991 when, in conjunction with a $2,500,000 private placement, we reorganized into a limited partnership form of organization. In May 1992, in connection with our initial public offering, we were reorganized into our present form, a Nevada corporation with operating subsidiaries organized in the form of limited partnerships. Our principal executive office is located at 3040 Post Oak Blvd., Suite 222, Houston, Texas 77056.

CERTAIN FINANCIAL INFORMATION

           Set forth below is selected summary historical consolidated financial information of us and our subsidiaries. The historical financial information has been derived from our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000. The information presented below should be read in conjunction with our consolidated financial statements and notes thereto.

                                              AT OR FOR THE YEAR ENDED              AT OR FOR THE THREE MONTHS
                                                    DECEMBER 31,                         ENDED MARCH 31,
                                          -------------------------------       ---------------------------------
                                                1999             1998               2000              1999
                                                ----             ----               ----              ----
                                                            (in thousands, except per share data)
Statement of Operations Data:
Net revenues                             $     49,935        $    43,885        $     14,446       $     11,524
Income before income taxes                      3,962              2,704               1,114                769
Net income                                      2,394              1,596                 671                461
Per common share:
      Basic                                       .70                .44                 .20                .13
      Diluted                                     .68                .43                 .19                .13

Balance Sheet Data:
Working capital                                12,493             12,832              13,145             12,493
Total assets                                   23,346             24,362              24,729             23,346
Long-term debt, less current portion
                                                8,087              8,126               8,084              8,087
Total stockholders' equity                     10,720             11,605              11,391             10,720
Ratio of earnings to fixed charges(1)
                                                3.165              2.625               3.145              2.619
Book value per share                             3.26               3.21                3.47               3.35

-------------
(1) Computed by dividing earnings by fixed charges. "Earnings" consist of pretax income from continuing operations, plus fixed charges and amortization expense related to capitalized interest. "Fixed charges" consist of interest costs plus amortization of debt issue costs and the interest portion of rental expense.

SUMMARY PRO FORMA FINANCIAL INFORMATION

           The following summary unaudited consolidated pro forma financial information gives effect to the purchase of shares of common stock pursuant to the offer and the payment of related fees and expenses, as if the transaction had occurred on the first day of the period presented with respect to statement of operations data and on the last day of the period presented with respect to balance sheet data. The summary unaudited consolidated pro forma financial information should be read in conjunction with the summary historical financial information set forth above, and does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted, if the purchase of shares of common stock pursuant to the offer and the payment of related fees and expenses had been completed at the dates indicated.

                                                     AT OR FOR THE YEAR ENDED                AT OR FOR THE THREE MONTHS
                                                          DECEMBER 31, 1999                     ENDED MARCH 31, 2000
                                              --------------------------------------    --------------------------------------
                                                HISTORICAL         Pro Forma            Historical       Pro Forma
                                                ----------         ---------            ----------       ---------
                                                                   (in thousands, except per share data)
Statement of Operations Data:
Net revenues                                  $   49,935    $  49,752 (2)(3)            $   14,446     $14,400 (2)(3)
Income before income taxes                         3,962        3,529 (2)(3)(4)              1,114       1,005 (2)(3)(4)
Net income                                         2,394        2,108 (2)(3)(4)(5)             671         599 (2)(3)(4)(5)
Per common share:
      Basic                                          .70          .73 (2)(3)(4)(5)             .20         .22 (2)(3)(4)(5)
      Diluted                                        .68          .70 (2)(3)(4)(5)             .19         .20 (2)(3)(4)(5)

Balance Sheet Data:
Working capital                                   12,493        8,649 (2)(3)(4)(5)(6)       13,145       9,515 (2)(3)(4)(5)(6)
Total assets                                      23,346       20,002 (2)(3)(4)(5)          24,729      21,599 (2)(3)(4)(5)
Long-term debt, less current portion                                                                    10,054 (2)(6)
                                                   8,087       10,087 (2)(6)                 8,084
Total stockholders' equity                        10,720        4,876 (2)(3)(4)(5)          11,391       5,761 (2)(3)(4)(5)
Ratio of earnings to fixed charges(1)
                                                   3.165        2.932                        3.145       2.939
Book value per share                                3.26         1.75 (2)(3)(4)(5)            3.47        2.07 (2)(3)(4)(5)

----------------
(1) Computed by dividing earnings by fixed charges. "Earnings" consist of pretax income from continuing operations, plus fixed charges and amortization expense related to capitalized interest. "Fixed charges" consist of interest costs plus amortization of debt issue costs and the interest portion of rental expense.
(2) Assuming we purchase 500,000 shares of common stock at $11.00 per share, for a total of $5.558 million, including estimated expenses, we intend to fund $3.058 million from available cash and cash equivalents. The remaining $2.5 million would be funded through a term loan entered into with the Southwest Bank of Texas, N.A.
(3) Adjusted by $183,000 for the year ended December 31, 1999 and $46,000 for the three months ending March 31, 2000, for the reduction in interest income earned on $3.058 million of cash and cash equivalents.

(4) Adjusted by $250,000 for the year ended December 31, 1999 and $63,000 for three months ending March 31, 2000 for additional interest expense incurred in connection with a term loan entered into with the Southwest Bank of Texas, N.A. for $2.5 million.
(5) Adjustments to income were affected by the federal statutory income tax rate of 34%.
(6) Principal payments under the term loan with Southwest Bank of Texas, N.A. are due in equal quarterly installments of $250,000 beginning March 31, 2001.

ADDITIONAL INFORMATION

           We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC.

           These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at:

    o  450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549;

    o  500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and

    o  7 World Trade Center, New York, New York 10048.

           Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. These reports, proxy statements and other information concerning us also can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street NW, Washington, DC 20006.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This offer incorporates by reference the financial statements and the notes thereto contained in the documents listed below that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings  (File No. 1-11151)                  Period
-------------------------------                  ------------
Annual Report on Form 10-K.......................Year ended December 31, 1999
Quarterly Report on Form 10-Q....................Quarter ended March 31, 2000

11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

           As of July 10, 2000, we had issued and outstanding 3,285,609 shares of common stock. The 500,000 shares of common stock that we are offering to purchase pursuant to the offer represent approximately 15.2% of the outstanding shares. As of July 10, 2000, our directors and executive officers as a group (12 persons) beneficially owned an aggregate of 1,797,080 shares of common stock, representing approximately 41.3% of the outstanding shares. This 1,797,080 shares of common stock includes 547,000 shares of common stock subject to outstanding options which are exercisable within 60 days of July 11, 2000, 217,500 shares of common stock that may be acquired upon conversion of $2,175,000 aggregate principal amount of our outstanding 8% Convertible Subordinated Notes due June 30, 2003 and 300,000 shares of common stock that may be acquired upon conversion of $3,000,000 aggregate principal amount of our outstanding 8% Convertible Subordinated Notes, Series C, due June 30, 2004. See Appendix A.

           We have been advised that none of our directors and only one of our executive officers intends to tender shares of common stock pursuant to the offer. The tendering executive officer has informed us that he intends to exercise options for 30,000 shares and to tender all such shares pursuant to the offer. If we purchase 500,000 shares pursuant to the offer (including the 30,000 by the tendering executive officer), then immediately after the purchase of shares of common stock pursuant to the offer, our executive officers and directors as a group will beneficially own approximately 46.3% of the outstanding shares of our common stock. The individual beneficial ownership of each of our directors and executive officers before and after the offer is included in Appendix A to this offer to purchase.

           Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in our common stock during the 60 days prior to the date hereof.

           Except as set forth in this offer to purchase, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

           Our purchase of shares of common stock pursuant to the offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, we anticipate that there will be a sufficient number of shares of common stock outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the shares. Based upon published guidelines of The Nasdaq National Market, we do not believe that our purchase of shares of common stock pursuant to the offer will cause our remaining common stock to be delisted from The Nasdaq National Market.

           Shares of our common stock are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares of common stock pursuant to the offer, the shares of common stock will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

           Shares of common stock we acquire pursuant to the offer will be canceled and returned to the status of authorized but unissued stock and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of Nasdaq or any other securities exchange on which the shares are then listed) for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased pursuant to the offer.

           The shares of common stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the offer will not result in deregistration of the shares under the Exchange Act.


13.        CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

           We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares of common stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our shares as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for shares of common stock tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept for payment and pay for shares of common stock is subject to certain conditions. See Section 7.

14.        CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

           The following is a general summary of the material federal income tax consequences of the sale of shares pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders. Some stockholders, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold shares of common stock as a position in a "straddle" or as part of a "hedge," "conversion transaction" or other integrated investment, persons who received shares of common stock as compensation or persons whose functional currency is other than United States dollars, may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a stockholder's decision to tender shares of common stock pursuant to the offer. This summary assumes shares of common stock are held as capital assets within the meaning of Section 1221 of the Code.

           YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

           Tax Consequences of Offer -- Distribution vs. Sale Treatment. Our purchase of shares of common stock from a stockholder pursuant to the offer will be treated by the stockholder either as a sale of the shares or as a distribution. The purchase will be treated as a sale if the stockholder meets any of the three tests discussed below. It will be treated as a distribution if the stockholder satisfies none of the three tests discussed below.

           If the purchase of shares from a particular stockholder is treated as a sale, the stockholder will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received by the stockholder and the stockholder's tax basis in the shares sold. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares were held more than one year. A stockholder must calculate gain or loss separately for each block of shares of common stock that he or she owns. A stockholder may be able to designate which blocks and the order of such blocks of shares of common stock to be tendered pursuant to the offer.

           If the purchase of shares from a particular stockholder is treated as a distribution, the distribution will be treated as a dividend and taxed to the stockholder as ordinary income to the extent that our current and accumulated earnings and profits would be allocable to the distribution. In addition, the tax basis of the stockholder's sold shares will be added to the tax basis of the remaining shares and not used to offset the stockholder's ordinary income. We believe that we have sufficient current and accumulated earnings and profits so that all purchases of common stock pursuant to the offer treated as distributions will be taxed as ordinary income.

           Determination of Sale or Distribution Treatment. Our purchase of shares of common stock pursuant to the offer will be treated as a sale of the shares by a stockholder if:

          (a) the purchase completely terminates the stockholder's equity interest in us;

          (b) the receipt of cash by the stockholder is "not essentially equivalent to a dividend"; or

          (c) as a result of the purchase there is a "substantially disproportionate" reduction in the stockholder's equity interest in us.

If none of these tests are met with respect to a particular stockholder, then the stockholder will treat our purchase of shares of common stock pursuant to the offer as a distribution.

           In applying the foregoing tests, the constructive ownership rules of
Section 318 of the Code apply. Thus, a stockholder is treated as owning not only shares of common stock actually owned by the stockholder but also shares of common stock actually (and in some cases constructively) owned by others. Pursuant to the constructive ownership rules, a stockholder will be considered to own shares of common stock owned, directly or indirectly, by certain members of the stockholder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an interest, as well as shares of common stock which the stockholder has an option to purchase.

           Complete Termination. A sale of shares pursuant to the offer will be deemed to result in a "complete termination" of the stockholder's interest in us if, immediately after the sale, either:

          (a) the stockholder owns, actually and constructively, no shares of common stock; or

          (b) the stockholder actually owns no shares of common stock and constructively owns only shares of common stock as to which the stockholder is eligible to waive, and does effectively waive, such constructive ownership under the procedures described in
              Section 302(c)(2) of the Code. If a stockholder desires to file such a waiver, the stockholder should consult his or her own tax advisor.

           Not Essentially Equivalent To A Dividend. A sale of shares pursuant to the offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the selling stockholder's proportionate interest in us. Whether a stockholder meets this test will depend on relevant facts and circumstances. The IRS has held in a public ruling that, under the particular facts of that ruling, a 3.3% reduction in the percentage stock ownership of a stockholder constituted a "meaningful reduction" when the stockholder owned .0001118% of the publicly-held corporation's stock before a redemption, owned .0001081% of the corporation's stock after the redemption, and did not exercise any control over corporate affairs. In that ruling, the IRS applied the meaningful reduction standard to the following three important rights attributable to stock ownership:

           (1)   the right to vote and thereby exercise control;
           (2) the right to participate in current earnings and accumulated surplus; and
           (3)   the right to share in net assets on liquidation.

In measuring the change, if any, in a stockholder's proportionate interest in us, the meaningful reduction test is applied by taking into account all shares of common stock that we purchase pursuant to the offer, including shares purchased from other stockholders.

           If, taking into account the constructive ownership rules of Section 318 of the Code, a stockholder owns shares of common stock that constitute only a minimal interest in us and does not exercise any control over the affairs of us, any reduction in the stockholder's percentage interest in all of the three rights described in the preceding sentence should be a "meaningful reduction." Such selling stockholder would, under these circumstances, be entitled to treat his or her sale of shares of common stock pursuant to the offer as a sale for federal income tax purposes.

           Substantially Disproportionate. Under Section 302(b)(2) of the Code, a sale of shares of common stock pursuant to the offer, in general, will be "substantially disproportionate" as to a stockholder if immediately after the sale the ratio of the outstanding common stock that the stockholder then actually and constructively owns (treating as not outstanding all voting stock purchased by us pursuant to the offer) is less than 80% of the ratio of the outstanding common stock that the stockholder actually and constructively owned immediately before the sale of shares (treating as outstanding all common stock purchased by us pursuant to the offer).

           Corporate Dividends-Received Deduction. In the case of a corporate stockholder, if cash received pursuant to the offer is treated as a dividend, the resulting dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations. Corporate stockholders are urged to consult with their own tax advisors regarding the availability of the dividends-received deduction.

           We Cannot Predict Whether There Will Be Sale or Distribution Treatment. We cannot predict whether or the extent to which the offer will be oversubscribed. If the offer is oversubscribed, proration of tenders pursuant to the offer will cause us to accept fewer shares of common stock than are tendered. Consequently, we can give no assurance that a sufficient number of any stockholder's shares of common stock will be purchased pursuant to the offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above. However, see Section 6 regarding a stockholder's right to tender shares of common stock subject to the condition that a specified minimum number of such shares of common stock must be purchased (if any are purchased).

           Consequences to Stockholders Who Do Not Sell Shares Pursuant to the Offer. Stockholders who do not sell shares of common stock pursuant to the offer will not incur any tax liability as a result of the consummation of the offer.

           Backup Federal Income Tax Withholding. Payments in connection with the offer may be subject to "backup withholding" at a 31% rate. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to a payment of cash pursuant to the offer unless the stockholder (a) is a corporation or comes within certain other exempt categories (including financial institutions and certain non-U.S. stockholders) and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide the Depositary with a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

           To prevent backup withholding and possible penalties, each stockholder should complete the IRS Substitute Form W-9 included in the letter of transmittal. In order to qualify for an exemption from backup withholding, a non-U.S. stockholder must submit a properly executed IRS Form W-8 to the Depositary. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

           Taxation of non-U.S. Stockholders. The rules governing federal income taxation of the receipt by non-U.S. stockholders of cash pursuant to the offer are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, non-U.S. stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to the receipt of cash pursuant to the offer.

           For purposes of this discussion, a "non-U.S. stockholder" means a stockholder who is not (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized under the laws of the United States or of any State or political subdivision of the foregoing,
(c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (d) a trust with regards to which a court within the United States is able to exercise primary supervision over the administration and one or more U.S. trustees have the authority to control all substantial decisions.

           The U.S. generally imposes a withholding tax with respect to distributions to non-U.S. stockholders, and the Depositary intends to withhold 30% from the gross payments made to non-U.S. stockholders pursuant to the offer, unless the Depositary determines that a non-U.S. stockholder is either exempt from the withholding tax or entitled to a reduced withholding rate under an income tax treaty. A non-U.S. stockholder who is eligible for a reduced rate of withholding pursuant to a U.S. income tax treaty must certify such to the Depositary by providing to the Depositary a properly executed IRS Form 1001 prior to the time payment is made. A non-U.S. stockholder may be eligible to obtain from the IRS a refund of tax withheld if such non-U.S. stockholder is able to establish that no tax (or a reduced amount of tax) is due.

           A non-U.S. stockholder will not be subject to the withholding tax if a payment from us pursuant to the offer is effectively connected with the conduct of a trade or business in the United States by such non-U.S. stockholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. stockholder) and the non-U.S. stockholder has furnished the Depositary with a properly executed IRS Form 4224 prior to the time of payment. If a payment from us pursuant to the offer is effectively connected with a United States trade or business, the non-U.S. stockholder will be subject to tax on a net basis at graduated rates, in the same manner as U.S. stockholders are taxed with respect to the payment.

           YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING SHARES FOR CASH PURSUANT TO THE OFFER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.


15.        EXTENSION OF OFFER; TERMINATION; AMENDMENT.

           We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of and payment for any shares of common stock by giving oral or written notice of such extension to the Depositary and making a public announcement thereof.

           We also expressly reserve the right, in our reasonable judgment, to terminate the offer and not accept for payment or pay for any shares of common stock not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares of common stock upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Our reservation of the right to delay payment for shares of common stock which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares of common stock tendered promptly after termination or withdrawal of a tender offer.

           Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer).

           Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to stockholders in a manner reasonably designated to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones New Service.

           If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.
If:

           (a) we increase or decrease the price to be paid for shares or we increase or decrease the number of shares being sought in the offer and, in the event of an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and

           (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this
           Section 15,

then the offer will be extended until the expiration of such period of ten business days.


16.        FEES AND EXPENSES.

           We have retained Continental Stock Transfer & Trust Company to act as the Depositary in connection with the offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

           No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Depositary as described above) for soliciting tenders of shares pursuant to the offer. We, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the offer and related materials to the beneficial owners of shares of common stock held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us or the Depositary for purposes of the offer.

           We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 7 in the letter of transmittal.

17.        MISCELLANEOUS.

           We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of common stock residing in such jurisdiction.

           Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

                                                   U.S. PHYSICAL THERAPY, INC.

July 11, 2000

                                                              APPENDIX A

The following table sets forth information as of July 10, 2000 with respect to the shares of our common stock beneficially owned by each of our directors and executive officers and by all directors and executive officers as a group.

                                            Before the offer                               After the offer(1)
                                            ----------------                               ------------------
Name of                     Number of Shares           Percent of Common       Number of Shares          Percent of Common
Beneficial Owner            Beneficially Owned(2)      Stock Outstanding       Beneficially Owned(3)     Stock Outstanding
----------------            ---------------------      -----------------       ---------------------     -----------------
Daniel C. Arnold                  179,500(4)                   5.36%                  179,500(4)                 6.30%
Mark J. Brookner                  132,500                      3.96                   132,500                    4.66
Bruce D. Broussard                 20,000                        *                     20,000                      *
James B. Hoover                    81,000(5)                   2.42                    81,000(5)                 2.85
Marlin W. Johnston                 53,000                      1.59                    53,000                    1.88
J. Livingston Kosberg             452,080(6)                  13.76                   452,080(6)                16.23
Richard C.W. Mauran               538,000(7)                  14.07                   538,000(7)                16.19
Albert L. Rosen                    91,000                      2.74                    91,000                    3.22
Roy W. Spradlin                   144,500                      4.22                   144,500                    4.93
Michael Lang                       31,750                        *                     31,750                    1.13
J. Michael Mullin                   3,750                        *                      3,750                      *
Stephen Rosenbloom                 70,000                      2.09                    40,000(8)                 1.42
                                   ------                      ----                  ------                      ----
All directors and
executive officers as
a group(12 persons)             1,797,080                     41.31%                1,767,080                   46.26%
                                =========                     ======                =========                   ======

------------------------
* Less than 1%.
(1)  Assuming repurchase by us of 500,000 shares pursuant to the offer.
(2) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of our common stock if he has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from July 11, 2000. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. All persons shown in the table above have sole voting and investment power, unless otherwise indicated. The "Before the offer" columns include 547,000 shares of our common stock subject to outstanding options which are exercisable within 60 days from July 11, 2000. Of such shares, Messrs. Arnold, Brookner, Broussard, Hoover, Johnston, Mauran, Rosen, Spradlin, Lang, Mullin and Rosenbloom hold options to purchase 51,000, 57,500, 20,000, 51,000, 41,000,
38,000, 41,000, 142,500, 31,250, 3,750 and 70,000 shares, respectively. The
"Before the offer" columns also include 217,500 shares that can be acquired upon conversion of $2,175,000 aggregate principal amount of our outstanding 8% Convertible Subordinated Notes due June 30, 2003 and 300,000 shares that can be acquired upon conversion of $3,000,000 aggregate principal amount of our outstanding 8% Convertible Subordinated Notes, Series C due June 30, 2004.

(3) The "After the offer" columns include 517,000 shares of our common stock subject to outstanding options which are exercisable within 60 days from July 11, 2000. Of such shares, Messrs. Arnold, Brookner, Broussard, Hoover, Johnston, Mauran, Rosen, Spradlin, Lang, Mullin and Rosenbloom hold options to purchase 51,000, 57,500, 20,000, 51,000, 41,000, 38,000, 41,000, 142,500,
31,250, 3,750 and 40,000 shares, respectively. This table also includes 217,500 shares that can be acquired upon conversion of $2,175,000 aggregate principal amount of our outstanding 8% Convertible Subordinated Notes due June 30, 2003 and 300,000 shares that can be acquired upon conversion of $3,000,000 aggregate principal amount of our outstanding 8% Convertible Subordinated Notes, Series C due June 30, 2004.

(4) Includes 50,000 shares owned by the Arnold Family Limited Partnership; 16,000 shares owned by the Bintliff 1990 Limited Partnership; 50,000 shares owned by the Arnold 1997 Limited Partnership; and 12,500 shares that can be acquired upon conversion of $125,000 aggregate principal amount of our outstanding 8% Convertible Subordinated Notes due June 30, 2003 held by the Arnold Family Limited Partnership. Mr. Arnold is the managing general partner of the Arnold Family Limited Partnership and the Arnold 1997 Limited Partnership and a general partner of the Bintliff 1990 Limited Partnership. As such, he has shared voting and dispositive power over the shares held by the three partnerships. Mr. Arnold disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(5) Includes 5,000 shares that can be acquired upon conversion of $50,000 aggregate principal amount of our outstanding 8% Convertible Subordinated Notes due June 30, 2003 owned by Mr. Hoover.

(6) The Schedule 13G of Mr. Kosberg dated December 31, 1998 states that such amount includes 442,080 shares held by the Livingston Kosberg Trust and 10,000 shares held individually in Mr. Kosberg's name. Mr. Kosberg is the trustee and the income beneficiary of the Livingston Kosberg Trust. The reported share amount excludes 1,170 shares held by Mr. Kosberg's wife, 48,000 shares held by Mr. Kosberg's three children and their spouses and 56,250 shares held by the Dolores Wilkenfeld Trust. Mr. Kosberg disclaims beneficial ownership of such shares.

(7) Includes 200,000 shares of our common stock that may be acquired by Sloan Financial Corporation ("Sloan Financial"), of which Mr. Mauran is the controlling stockholder, upon conversion of $2,000,000 aggregate principal amount of our outstanding 8% Convertible Subordinated Notes due June 30, 2003 owned by Sloan Financial and 300,000 shares of our common stock that may be acquired by Sloan Financial upon conversion of $3,000,000 aggregate principal amount of our outstanding 8% Convertible Subordinated Notes, Series C, due June 30, 2004 owned by Sloan Financial. The Schedule 13D of Sloan Financial and Mr. Mauran dated May 3, 1994 states that they possess shared voting and shared dispositive power over the entire number of such shares.

(8) Mr. Rosenbloom has informed us he intends to exercise options for and tender 30,000 shares pursuant to the offer.

                                     * * *

                                      A-2